Exhibit 99.1

Investor Contact:

PRESS RELEASE	Joseph M. Zappulla Wall Street Consultants Corp. 212-681-4100 jzappulla@wallstreetir.com

Tasker Products Expands Market Reach with Additional Distributors

As Demand for Its Unifresh™ Footbath Grows

DANBURY, CT – November 7, 2005 – Tasker Capital Corp. (OTC Bulletin Board: TKER), a distributor and marketer of a proprietary technology that is highly effective in inhibiting pathogenic bacteria, today announced that its Coast to Coast subsidiary has added several distributors for its Unifresh™ Footbath, including Super Formula Products, Inc., a dairy farm product distributor serving—among others—the Eagle Supply Company LLC, a subsidiary of the Dairylea Cooperative of more than 2,500 member farms throughout the Northeast.

Unifresh™ Footbath concentrate is a solution used to control bacteria and fungus that invade the hooves of cows causing digital dermatitis, a condition that can render cows lame and cause decreased food intake, which subsequently reduces milk yield and fertility in cows. First described in 1974, digital dermatitis (also known as hairy footwart and hairy heelwart) is a major problem in dairy cows, causing significant economic losses worldwide. Since its first reported case in 1980, the United States has seen a rapid spread of this highly contagious disease. One study, conducted by the United States Department of Agriculture (in conjunction with the Animal and Plant Health Inspection Service and Veterinary Services) in 1997 of 4,516 dairy producer in 20 states, indicated that over 80 percent of all U.S. dairy herds with 200 or more cows have reported digital dermatitis infection and of those herd size, approximately 15.3 percent of the herds showed clinical signs of digital dermatitis.

Burt Sookram, a vice president of Tasker with oversight responsibility for Coast to Coast, commented, “The demand for Unifresh™ Footbath has been steadily building momentum since we started shipping in the third quarter. The lost milk production associated with digital dermatitis has developed into a major problem for dairy farmers around the world. Tasker’s pHarlo technology suspends copper sulfate in a microscopic level, enabling it to effectively attack the bacteria responsible for digital dermatitis. Our product provides an effective and economical solution in the fight against this spreading disease.”

“We consider Tasker’s Unifresh™ Footbath a highly effective product in combating digital dermatitis. Feedback we have received from dairy farmers on their experience using the product has been very positive,” stated Angelo Soluri, Super Formula Products’ vice president. “Super Formula Products has a reputation for providing premium products to the dairy industry over its 33-year history. We are excited to be able to participate in the distribution of a new technology that addresses such a serious and growing problem plaguing the dairy industry.”

Tasker’s Coast to Coast subsidiary also markets Unifresh™ Pen Spray Concentrate used to significantly reduce bacteria and the ammonia byproduct in poultry pens. This product was rigorously tested by Groupe Doux, Europe’s largest poultry processor, and is currently undergoing EEC approval for commercial application. The marketing of Unifresh™ Pen Spray has also been expanded to the United States, China, South and Central America, Mexico and New Zealand, forwarding the Company’s plan to develop a worldwide marketing strategy.

The Company also markets Unifresh™ Egg Wash Concentrate, an antibacterial agent, for which commercial tests are in the process of being developed in the United States. The egg wash product targets pathogens such as salmonella, listeria, and E. coli, which can permeate an egg shell and contaminate the egg, causing a material reduction in egg production. According to the Journal of Infectious Diseases, 82 percent of Salmonella enteritidis outbreaks (between 1985 and 1991) were traced to contaminated shell eggs. According to USDA estimates, the United States produced 87.2 billion eggs in 2003 and, in 2004 represented approximately 9 percent of worldwide production (according to WATT Poultry).

About Tasker Products

Tasker Products is a manufacturer, distributor and marketer of products using a unique, licensed patented process that utilizes a highly charged, acidified, yet stable and safe solution that enables copper sulfate, widely known for its bacteriostatic properties to remain active throughout a wide range of pH values. The company is continuing its clinical research and development of future products in the oral care, food processing, skin care and pet products industries. Tasker Capital Corp. is headquartered in Danbury, Connecticut. To be added to the news distribution list or to present any questions, send an email to tasker@wallstreetir.com. Additional information about Tasker is also available at www.taskerproducts.com.

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space; the risk of unfavorable federal regulation; and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. . We discuss many of these and other risks and uncertainties in greater detail in the filings we make with the Securities and Exchange Commission, including under the section entitled, “Risk Factors” in the Company’s Current Report on Form 10-KSB.